EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Agree Realty Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock,	457(o) and (r)(1)	5,750,000 shares	$68.65	$394,737,500	0.0000927	$36,592.17
Fees Previously Paid								—
Carry Forward Securities								—
	Total Offering Amount					$394,737,500		$36,592.17
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$36,592.17

(1)	The filing fee of $36,592.17 is calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-238729) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(2)	Includes 750,000 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.

1